News Release

FOR IMMEDIATE RELEASE	CONTACT
November 12, 2008	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
SEPTEMBER 30, 2008

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX:APO) today reported a net loss of $2,001,000, or $0.38 per share, on revenue of $58,280,000 for the nine months ended September 30, 2008. This compares to a net loss of $1,259,000, or $0.24 per share, on revenue of $61,457,000 for the nine months ended September 30, 2007.
For the quarter ended September 30, 2008, the Company reported a net loss of $630,000, or $0.12 per share, on revenues of $17,222,000. This compares to a net loss of $1,098,000, or $0.21 per share, on revenues of $19,043,000 for the same period in 2007.
“The ongoing problems in the real estate market continue to impact the Company’s overall performance,” said Steve Griessel, Chief Executive Officer. “While I am pleased with the performance of the Company’s rental apartment business and operating income has increased, the increase was not sufficient to offset the decrease in community development land sales in St. Charles, and homebuilding sales in Puerto Rico.”
Matthew M. Martin, Chief Financial Officer, noted that rental property revenues increased $1,424,000, or 3%, for the nine months ended September 30, 2008, compared to the same period of 2007. Mr. Martin attributed the increase to a full nine months of operation of Sheffield Greens apartments in 2008, which was partially completed and occupied during the same period of 2007; and overall rent increases at properties in the United States and Puerto Rico.
Mr. Martin also noted that expenses related to rental property operations decreased $413,000 in the third quarter of 2008, compared to the same period of 2007, and decreased $610,000 for the nine-month period compared to 2007.
“The state of the real estate market will present significant, difficult challenges for our community development and homebuilding operations for some time,” said Mr. Griessel. “Nevertheless, we remain focused on maximizing the cash flow of these aspects of the Company’s operations, while positioning our land assets in the United States and Puerto Rico to be contributors when the markets improve.”
Mr. Martin reported that community development land sales for the nine months ended September 30, 2008 totaled $6,457,000, compared to $8,032,000 for the same period of 2007, a decrease of $1,575,000. For the quarter ended September 30, 2008, community development land sales totaled $460,000, compared to $2,063,000 in the same three months of 2007.
Mr. Martin attributed the decrease in community development land sales between periods to a reduction of sales of commercial parcels in St. Charles. “Sales of commercial parcels are cyclical, and have significant impact on the Company’s overall performance,” noted Mr. Martin, “and that is particularly true during periods when we experience weak demand for residential lots in St. Charles.”
Mr. Martin also noted that the weak residential housing market has slowed the pace of sales of the remaining condominium units in Parque Escorial, the Company’s planned community in Puerto Rico. The Company reported homebuilding sales of $3,476,000 for the nine months ended September 30, 2008, compared to $6,113,000 for the same period last year, a decrease of $2,637,000. The decrease was primarily driven by a reduction in the number of units sold in the Torres del Escorial section. As of September 30, 2008, seven units remain in inventory, and the Company projects to settle on the remaining units through the first quarter of 2009.  For the three months ended September 30, 2008, the Company reported homebuilding sales of $494,000, compared to $899,000 for the same three months of 2007, a decrease of $405,000.
“During the quarter, the Company embarked on a program of reducing costs, improving efficiencies and driving free cash flow to align the organization with the present environment,” said Mr. Martin. “Further cost reductions are continuing in the fourth quarter, including significant reductions in staffing that have recently been completed, and, regrettably, included some loyal and long-time employees.” The Company currently estimates a total severance cost of approximately $1,000,000 related to the reduction in force.
The other cost-cutting effort undertaken was the elimination of a layer of senior management as well as the re-allocation of certain roles internally at a much lower cost.  “Meeting the challenges that face the Company has necessitated difficult and painful actions. While there are one-time termination costs to these moves, we have an excellent team in place that is focused on the task at hand and the positive impact (of these actions) will be felt during the fiscal year 2009 and beyond,” said Mr. Griessel. “Over the next twelve to fifteen months, the Company will continue to aggressively pursue measures that will decrease operating expenses, improve the Company’s overall cash flow and strengthen our balance sheet.”
Mr. Griessel emphasized that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Company Information
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American stock exchange under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the Securities and Exchange Commission, as well as, when filed, the quarterly report on Form 10-Q for the nine-month period ended September 30, 2008.
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AMERICAN COMMUNITY PROPERTIES TRUST

Unaudited Financial Highlights

(In thousands, except per share amounts)

	For the Nine Months Ended		For the Three Months Ended
	September, 2008	September 30, 2007	September, 2008	September 30, 2007

Revenues	$58,280	$61,457	$17,222	$19,043

Expenses	47,789	50,146	13,994	16,018

Operating Income	10,491	11,311	3,228	3,025

Other Income and (Expenses)	(13,485)	(12,589)	(4,301)	(4,430)

Loss before benefit for income taxes	(2,994)	(1,278)	(1,073)	(1,405)

Benefit for income taxes	(993)	(19)	(443)	(307)

Net loss	$(2,001)	$(1,259)	$(630)	$(1,098)
Earnings per share
Basic and Diluted	$(0.38)	$(0.24)	$(0.12)	$(0.21)
Weighted average shares outstanding
Basic and Diluted	5,215	5,205	5,222	5,207

Quarterly cash dividend per share	$-	$0.30	$-	$0.10

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